Chandler Asset Management

Code of Ethics

Last Revised:
March 14, 2016

Chandler Asset Management Code of Ethics	2016

TABLE OF CONTENTS

STATEMENT OF GENERAL POLICY		5

DEFINITIONS		6

STANDARDS OF BUSINESS CONDUCT		10

PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION		10

I.	Collection of Customer Information	10
II.	Non-Disclosure of Confidential Client Information	10
III.	Employee Responsibilities	11
IV.	Security of Confidential Personal Information	11
V.	Privacy Policy	12
VI.	Enforcement and Review of Confidentiality and Privacy Policies	12

PROHIBITION AGAINST INSIDER TRADING		12

I.	General Policy	12
II.	What is Material Information?	12
III.	What is Nonpublic Information?	13
IV.	Identifying Inside Information	13
V.	Contacts with Public Companies	13
VI.	Tender Offers	14
VII.	Restricted/Watch Lists	14

RUMOR PROPAGATION		14

I.	General Policy	14
II.	What is a Rumor?	15
III.	When is a Rumor Unsubstantiated?	15
IV.	When May a Rumor Be Communicated?	15
V.	Legitimate Business Purposes for Communicating a Rumor Externally	15
VI.	Form in Which a Rumor Can Be Communicated Externally	16
VII.	Trading	16
VIII.	Reporting & Monitoring	16

ANTI-CORRUPTION PRACTICES		16

I.	General Policy	16
II.	General Procedures	17

ACCESS PERSONS		17

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PERSONAL SECURITIES TRANSACTIONS		17

I.	Pre-Clearance Required for Participation in IPOs	17
II.	Pre-Clearance Required for Private or Limited Offerings	18

CUSTODIAL ACCOUNT REPORTING		18

PERSONAL SECURITIES TRADING LIMITATIONS		18

MARGIN TRANSACTIONS		18

INTERESTED TRANSACTIONS		18

COVERED ASSOCIATES		19

POLITICAL CONTRIBUTIONS		19

GIFTS AND ENTERTAINMENT		19

I.	Gifts	19
II.	Reporting	20
III.	Permissible Giving Receiving	20
IV.	Exemptions	21
V.	Business Entertainment	21

SERVICE AS AN OFFICER OR DIRECTOR		21

OUTSIDE BUSINESS ACTIVITIES		21

I.	Reporting Requirements	21

SOCIAL MEDIA		22

I.	General Policy	22
II.	Use of Personal Sites	22

COMPLIANCE REPORTING PROCEDURES		23

I.	Initial Holdings Report	23
II.	Annual Holdings Report	23
III.	Quarterly Transaction Reports	23
IV.	Exempt Transactions	24
V.	Monitoring and Review of Personal Securities Transactions	24
VI.	Quarterly Gifts and Entertainment Report	24
VII.	Political Contributions Report	24
VIII.	Annual Conflicts Report	24
IX.	Education	24
X.	General Sanction Guidelines	25

CERTIFICATION		25

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I.	Initial Acknowledgement	25
II.	Acknowledgement of Amendments	25
III.	Annual Acknowledgement	25
IV.	Further Information	25

RECORDS		25

WHISTLEBLOWER POLICY		26

I.	Reporting Potential Misconduct	26
II.	Responsibility of the Whistleblower	26
III.	Handling of Reported Improper Activity	26
IV.	No Retaliation Policy	27

REPORTING VIOLATIONS AND SANCTIONS		27

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Chandler Asset Management Code of Ethics	2016

STATEMENT OF GENERAL POLICY

This Code of Ethics ("Code") has been adopted by Chandler Asset Management and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").
This Code establishes rules of conduct for all employees of Chandler and is designed to, among other things, govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that the firm and its employees owe a fiduciary duty to its clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The Code is designed to ensure that the high ethical standards long maintained by Chandler continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of the firm continues to be a direct reflection of the conduct of each employee.
Pursuant to Section 206 of the Advisers Act, both Chandler and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
Chandler and its employees are subject to the following specific fiduciary obligations when dealing with clients:
●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to obtain best execution for a client's transactions where Chandler is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.
In meeting its fiduciary responsibilities to its clients, the firm expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Chandler. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with the firm. Chandler's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Chandler.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Chandler in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
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Chandler Asset Management Code of Ethics	2016
Recognizing the importance of maintaining Chandler's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. Chandler will maintain such information on a confidential basis.
The Chief Compliance Officer will periodically report to senior management and the board of directors of the firm to document compliance with this Code.
DEFINITIONS

For the purposes of this Code, the following definitions shall apply:
✓	"1933 Act" means the Securities Act of 1933, as amended.

✓	"1934 Act" means the Securities Exchange Act of 1934, as amended.

✓
"Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

(Note: If a firm's primary business is providing investment advice, all of the firm's directors, officers, and partners are presumed to be access persons.)

✓	"Account" or "covered account" means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person's immediate family (e.g., a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

(Note: Chandler may wish to extend this definition, and the concomitant reporting requirements, to other persons living in the employee's household.)

✓	Advisers Act" means the Investment Advisers Act of 1940, as amended.

✓	"Advisory persons" means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions

✓	"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

✓	"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder

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Chandler Asset Management Code of Ethics	2016

✓	"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder

✓	"Blackout period" represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

✓	"Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of Chandler.

✓
"Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

(Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.)

✓	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

✓
"Covered associate" means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and Z(iii) any political action committee ("PAC") controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

✓
"Covered investment pool" means (i) an investment company registered under the Investment Company Act of 1940 (e.g., mutual fund) that is an investment option of a plan or program of a government entity; or (ii) any company that is exempt from registering under the Investment Company Act because it either (a) has less than 100 shareholders ("3(c)(1) funds"); (b) have only qualified purchasers ("3(c)(7) funds"); or (c) are collective investment funds maintained by a bank ("3(c)(11) funds"). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

✓	"Front running" can occur when an individual purchases at a lower price or sells at a higher price before (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.

✓
"Government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv)officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

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Chandler Asset Management Code of Ethics	2016

✓	"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

✓	"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

✓	"Insider" is broadly defined as it applies to Chandler's Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, is given access to information solely for Chandler's purposes. A temporary insider can include, among others, Chandler's attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Chandler may become a temporary insider of a client it advises or for which it performs other services. If a client expects Chandler to keep the disclosed non-public information confidential and the relationship implies such a duty, then Chandler will be considered an insider.

✓	"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

✓	"Investment person" means a supervised person of Chandler who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls Chandler and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

✓	"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

✓	"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

✓
"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

✓
"Plan or program of a government entity" means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "qualified tuition plan" authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

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Chandler Asset Management Code of Ethics	2016

✓	"Private fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.

✓	"Registered fund" means an investment company registered under the Investment Company Act.

✓	"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

✓	"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Chandler or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Chandler or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless Chandler or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

✓	"Restricted list" typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

(Note: The above definition of 'reportable security' that applies to SEC-registered advisers may be at variance with the definition applicable to some state-registered advisers. State-registered advisers should consult the personal trading record keeping and reporting requirements for their home state.)

✓	"Supervised person" means any directors, officers and partners of Chandler (or other persons occupying a similar status or performing similar functions); employees of Chandler; and any other person who provides advice on behalf of Chandler and is subject to Chandler's supervision and control.

✓	"Tipping" means communication of material nonpublic information to others.

✓	"Watch list securities" typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons.

(Note: Additional categories of persons may be defined as supervised persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer.)

(Note: For some firms, a more extensive listing of definitions may be appropriate, especially if RIA elects to apply certain optional provisions of the Code to a subset of access persons such as portfolio managers and traders.)

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Chandler Asset Management Code of Ethics	2016

STANDARDS OF BUSINESS CONDUCT

Chandler Asset Management places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Chandler and its employees by its clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").
Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all the firm's supervised persons as defined herein. These procedures cover transactions in a reportable security in which the supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person's immediate family and/or household.
Section 206 of the Advisers Act makes it unlawful for Chandler or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.
PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

As a registered investment adviser, Chandler Asset Management must comply with SEC Regulation S-P or other applicable regulations, which requires registered advisers to adopt policies and procedures to protect the nonpublic personal information ("NPI") of natural person consumers and customers and to disclose to such persons policies and procedures for protecting that information. For more detailed procedures, please see the Privacy and Information Safeguarding section of our Compliance Manual.
I.	Collection of Customer Information
While conducting investment advisory activities, Chandler gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Chandler to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to the firm's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
II.	Non-Disclosure of Confidential Client Information
All information regarding Chandler's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. The firm does not share Confidential Client Information with any third parties, except in the following circumstances:
●
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Chandler will require that any financial intermediary, agent or other service provider utilized by the firm (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Chandler only for the performance of the specific service requested by the firm;

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Chandler Asset Management Code of Ethics	2016

●
As required by regulatory authorities or law enforcement officials who have jurisdiction over Chandler, or as otherwise required by any applicable law. In the event the firm is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, the firm shall disclose only such information, and only in such detail, as is legally required;

●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

III.	Employee Responsibilities
All supervised persons are prohibited, either during or after the termination of their employment with Chandler, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the firm's services to the client.
Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Chandler, must return all such documents to the firm.
Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.
IV.	Security of Confidential Personal Information
Chandler enforces the following policies and procedures to protect the security of Confidential Client Information:
●	The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide Chandler's services to clients;
●
Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle as of the close of each business day;

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
●
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

●
Chandler has comprehensive, written Privacy and Cybersecurity policies and procedures in place which were reasonably designed to protect the security of Confidential Client Information.  These policies are maintained in the firm's compliance manual.

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Chandler Asset Management Code of Ethics	2016

V.	Privacy Policy
As a registered investment adviser, Chandler Asset Management and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, the firm has adopted policies and procedures to safeguard the information of natural person clients.
Furthermore and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ('covered accounts'). Chandler has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.
VI.	Enforcement and Review of Confidentiality and Privacy Policies
The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing the firm's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the Chief Compliance Officer.
PROHIBITION AGAINST INSIDER TRADING

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Chandler Asset Management to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and the firm may be sued by investors seeking to recover damages for insider trading violations.
The rules contained in this Code apply to securities trading and information handling by supervised persons of Chandler and their immediate family members.
The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.
I.	General Policy
No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Chandler), while in the possession of material, nonpublic information, nor may any personnel of the firm communicate material, nonpublic information to others in violation of the law.  Please see the Insider Trading section of Chandler's compliance manual which includes Chandler's detailed procedures.
II.	What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the firm's Chief Compliance Officer.
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Chandler Asset Management Code of Ethics	2016
Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.
You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Chandler's securities recommendations and client securities holdings and transactions.
III.	What is Nonpublic Information?
Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.
IV.	Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by the firm ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
●	Report the information and proposed trade immediately to the Chief Compliance Officer or designee.
●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
●	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer or designee.
●	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.
You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.
V.	Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. Chandler may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Chandler or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the firm must make a judgment as to its further conduct. To protect yourself, our clients and the firm, you should contact the Chief Compliance Officer or designee immediately if you believe that you may have received material, nonpublic information.
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VI.	Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Chandler and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.
VII.	Restricted/Watch Lists
Although Chandler does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.
The Chief Compliance Officer may place certain securities on a "restricted list." Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.
The Chief Compliance Officer or designee may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.
RUMOR PROPAGATION

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer's share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and will not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.
Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the firm may trade on inside information which was leaked in violation of the law.
I.	General Policy
It is Chandler Asset Management's policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of the firm shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.
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Communications issued from the firm should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the firm's records.
These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.
For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.
II.	What is a Rumor?
In the context of this policy, "rumor" means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst's view of a company's prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.
III.	When is a Rumor Unsubstantiated?
In the context of this policy, a rumor is unsubstantiated when it is:
●	Not published by widely circulated public media, or
●	The source is not identified in writing, and
●	There has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or
●	There has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.
IV.	When May a Rumor Be Communicated?
Rumors may be discussed legitimately within the confines of the firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.
A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:
●	As set forth in these procedures,
●	When a legitimate business purpose exists for discussing the rumor.
V.	Legitimate Business Purposes for Communicating a Rumor Externally
Legitimate business purposes for discussing rumors outside of the confines of the firm include:
●	When a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

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●	Discussions among market participants seeking to explain market or trading conditions or one's views regarding the validity of a rumor.
VI.	Form in Which a Rumor Can Be Communicated Externally
Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:
●	Provides the origin of the information (where possible);
●	Gives it no additional credibility or embellishment;
●	Makes clear that the information is a rumor; and
●	Makes clear that the information has not been verified.
VII.	Trading
Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.
VIII.	Reporting & Monitoring
In order to ensure compliance with this policy, Chandler may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc. where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.
Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of the firm has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.
ANTI-CORRUPTION PRACTICES

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U.S. Foreign Corrupt Practices Act of 1977 as amended (the "FCPA") and the U.K. Bribery Act 2010 (the "Bribery Act"). Both these laws make it illegal for U.S. citizens and companies, including their employees, directors, stockholders, agents and anyone acting on their behalf (regardless of whether they are U.S. citizens or companies), to bribe non-U.S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.
I.	General Policy
Every employee has a responsibility for knowing and following the firm's policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. Senior Management has overall supervisory responsibility for the firm.
Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and company personnel at risk. Therefore, while managers and Senior Management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company's policies to a member of the firm's senior management and/or the Chief Compliance Officer.
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II.	General Procedures
a.	Because of regulatory implications, employees are prohibited from providing anything of value to a foreign government official without first obtaining approval from the firm's senior management.
b.	Employees are prohibited from making any facilitation payments.
c.	Our HR policies ensure that no employee will suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.
d.
Employees should contact the Chief Compliance Officer or designee directly with any questions concerning the firm's practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

e.
To facilitate internal reporting by firm employees, Chandler has established several alternatives methods to allow employees to report their concerns, including an Anonymous Reporting Form and open channels of communications to the firm's compliance staff.

f.
Internal reports will be handled promptly and discretely, with the overall intent to maintain the anonymity of the individual making the report. When appropriate, investigations of such reports may be conducted by independent personnel.

g.	Employees are required to provide annual written certification of his/her commitment to abide by the firm's anti-corruption policy.
h.
Employees are required to promptly report to the Chief Compliance Officer or designee officer any incident or perceived incident of bribery; consistent with our firm's Whistleblower reporting procedures; such reports will be investigated and handled promptly and discretely.

i.	Violations of the firm's anti-corruption policies may result in disciplinary actions up to and including termination of employment.
ACCESS PERSONS

For purposes of complying with Chandler's Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.
PERSONAL SECURITIES TRANSACTIONS

Chandler Asset Management has adopted the following principles governing personal investment activities by the firm's supervised persons:
●	The interests of client accounts will at all times be placed first;
●	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
●	Supervised persons must not take inappropriate advantage of their positions.
I.	Pre-Clearance Required for Participation in IPOs
No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account prior to the public offering, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Pre-clearance requests should be submitted through the SCT portal for approval.
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II.	Pre-Clearance Required for Private or Limited Offerings
No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. Pre-clearance requests should be submitted through the SCT portal for approval.
CUSTODIAL ACCOUNT REPORTING

All access persons are required to notify the Compliance Department prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:
●	Account Name
●	Name of Broker, Dealer or Bank
●	Date Established (or) Date Closed
New custodial or brokerage accounts should be disclosed in the SCT portal.
PERSONAL SECURITIES TRADING LIMITATIONS

As previously stated, Chandler's fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, Chandler expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.
Although Chandler's policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances Chandler retains the discretionary authority to impose limitations on the personal trading activities of the access person.
Furthermore and as part of Chandler's oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.
Any questions concerning this policy should be directed to the Chief Compliance Officer or other member of the compliance department.
MARGIN TRANSACTIONS

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee's consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.
Chandler's policies do not expressly prohibit access persons' ability to purchase securities on margin; however the firm will monitor personal trading of access persons and may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.
INTERESTED TRANSACTIONS

No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:
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●	Any direct or indirect beneficial ownership of any securities of such issuer;
●	Any contemplated transaction by such person in such securities;
●	Any position with such issuer or its affiliates; and
●	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
COVERED ASSOCIATES

For purposes of complying with Chandler's Political Contributions policies and procedures, generally all supervised persons of the Firm are regarded as "covered associates" (as that term is defined in the preceding section) and are therefore subject to all applicable procedures and reporting obligations as set forth in this Code.
POLITICAL CONTRIBUTIONS

It is Chandler Asset Management's policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.
The firm recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.
Chandler's practice is to restrict, monitor and require prior approval of any political contributions to government officials. Employees should submit political contributions for pre-approval through the SCT portal.  The firm also maintains appropriate records for all political contributions made by the firm and/or its covered associates.
For more details on Chandler's Political Contribution Policy and Procedures, please see the firm's Compliance Manual.
GIFTS AND ENTERTAINMENT

Chandler Asset Management has adopted policies and procedures to address the potential conflicts of interest that may arise with gifts and entertainment. Supervised persons of Chandler should not accept, give or solicit any gift, entertainment, gratitude, or other service from any person or entity that does business with or on behalf of the firm. Employees should abide by these policies and procedures and consult with the firm's Chief Compliance Officer if any questions arise.
Please note that where there is a law or rule that applies to the conduct of a particular business or industry, such as governments, agencies, ERISA, FINRA, etc., that rule must be followed.
Gifts include the giving or receipt of gratuities, merchandise, service, and use of property or services for personal use—in other words, virtually any type of item of value.
I.	Gifts
Giving, receiving or soliciting gifts in a business context may give rise to an appearance of impropriety or may raise a potential conflict of interest.
Supervised Persons should not accept (or give) any gifts or favors that might influence the decisions the giver (or recipient) in business transactions involving Chandler, or that others might reasonably believe would influence those decisions, or that might make the party feel beholden to a person or entity.
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Supervised Persons should not accept gifts sent directly to his or her home, if this occurs, the Supervised Person must direct that the gift giver should discontinue this practice, and report the gift to the Chief Compliance Officer.
This policy applies to gifts given by or received by family and friends on behalf of employees, vendors or clients, where appropriate given the circumstance.
II.	Reporting
Employees are required to report any gifts given or received as outlined by this policy through the following designated reporting channels:
1)	Pivotal: Employees are also required to provide details of the gift or event in the "Reportable Events" tab in Pivotal under the contact that was the giver or the recipient.
2)	Quarterly Gift/Entertainment Affirmation on SCT compliance portal: Employees are required to provide the following information:
Supervised Persons who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Chandler Asset Management, including gifts and gratuities in excess of $100 per year must obtain consent from the Chief Compliance Officer.
Any Supervised Person who plans on giving a gift that exceeds the firm's limit should consult with the firm's Chief Compliance Officer before giving he gift.
The gift reporting requirement is for the purpose of helping Chandler Asset Management monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code.
If you have any questions or concerns about the appropriateness of any gift, please contact the Chief Compliance Officer.
III.	Permissible Giving Receiving
Supervised Persons may receive or give gifts so long as their aggregate annual value does not exceed the equivalent of $100. Gifts given by individuals belonging to the same entity will be aggregated towards the maximum. The value of an item will be based on the higher value of the item's market value or face value. The employee should use their reasonable judgment or consult with the firm's Chief Compliance Officer.  Please note that significant "discounts" on gifts, services, use of property or services may be considered as gifts.
Departmental gifts or a gift given to multiple recipients, including gifts exceeding the $100 limit, may be permissible, in which case the value of the gift is allocated on a pro rata basis, for purposes of ensuring compliance with the individual $100 limit, subject to the remaining provisions of this policy. (For firm or departmental gifts that feature the giver's logo (i.e., "swag"), please see the exemptions section of this policy.)
Cash gifts should not be given or received.  Gift cards/certificates may be accepted, subject to the $100 maximum, provided that the gift card/certificate cannot be converted into cash, except for de minimis remaining value.
If the firm or one of its employees receives a gift in violation of the rule, the firm or employee should return the gift or, where returning the gift is not practicable, donate it to charity.
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IV.	Exemptions
Gifts of nominal value that have Chandler's logo or the giving firm's logo are excluded from this policy so long as the value of the gift does not exceed $50. However, the giver or recipient of nominal gifts should not be so frequent to raise questions of inappropriate gift giving/receiving.  However, in the event of a firm or departmental gift (assorted company branded gifts), the named recipient on the gift (either through the mailing address or internal correspondence) must report the gift in Pivotal, but the total will not apply to that specific individual. If no individual is identified, the individual who takes physical receipt (i.e., opens the gift) will be responsible for reporting it in Pivotal.
Gifts given or received in connection with a bona fide personal relationship, typically in conjunction with a life event (anniversary, wedding, birth of a child, etc.), are excluded from this policy.
This gift reporting requirement is for the purpose of helping Chandler monitor the activities of its employees for the sake of the client's best interests.
V.	Business Entertainment
Chandler recognizes that business entertainment is a part of establishing and maintaining professional relationships. In general, business entertainment may only be used to foster and promote business relationships with outside entities, including events sponsored by non-profit organizations. Employees may be invited to an entertainment event hosted by a vendor or outside entity, which exceeds the $100 limit. The firm's gift giving policy does not apply to bona fide dining or bona fide entertainment so long as during such dining or entertainment, the Chandler employee is accompanied by the person or representative of the entity that does business with Chandler. If the Chandler employee and the person or representative of the entity do not both plan on being present, the item will be treated as a gift and be subject to the gift giving policy.
Business entertainment must be reasonable in terms of frequency and value and employees should not give or receive business entertainment of value such that it might influence the decisions the giver or recipient must make in business transactions involving Chandler, or that others might reasonably believe would influence those decisions, or that might make the party feel beholden to a person or entity.
SERVICE AS AN OFFICER OR DIRECTOR

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the Chief Compliance Officer and/or senior management based upon a determination that any such board service or officer position would be consistent with the interest of Chandler's clients. Where board service or an officer position is approved, the firm shall implement a "Chinese Wall" or other appropriate procedure, to isolate such person from making decisions relating to the company's securities.
OUTSIDE BUSINESS ACTIVITIES

All employees must disclose to the Chief Compliance Officer or designee any personal interests that may present a conflict of interest or harm the reputation of Chandler Asset Management. Additionally, you must obtain prior written approval by the Chief Compliance Officer and/or senior management for other outside activities that may create a conflict of interest for you or the firm, including outside business or investment activities (such as directorships, consulting engagements, outside business affiliations, or public/charitable positions) and acting as an executor or trustee or accepting a power of attorney.
I.	Reporting Requirements

Upon Hire
 Every supervised person shall, no later than thirty (30) days after the person becomes a supervised person, provide a report detailing any and all outside business activity, including whether or not you receive compensation for such activities.
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Annually
 Every supervised person shall annually report all outside business activities to the Chief Compliance Officer or designee. The Chief Compliance Officer will send out a conflicts of interest questionnaire each year to handle this reporting requirement.
New Activities
 Every supervised person shall report any new outside business activities within thirty (30) days of engaging in such activity. This report must include whether or not you receive compensation for such activity(ies) and should be submitted on SCT.
SOCIAL MEDIA

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. "Social media" is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms "social media," "social media sites," "sites," and "social networking sites" are used interchangeably herein.
The proliferation of such electronic means of communication presents new and ever changing regulatory risks for our firm. As a registered investment adviser, use of social media by the firm and/or related persons of the firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and recording-keeping provisions.
For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered "advertising" under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for the firm, particularly where the employee is identified as an officer, employee or representative of the firm.
I.	General Policy
Due to the difficulty of efficiently being able to monitor social media, Chandler Asset Management's policy prohibits the use of social media sites as defined above.
Chandler acknowledges that LinkedIn is a widely-used professional networking social media service. The firm is also aware that social media is an evolving area of discussion. Industry practice is to implement guidelines to monitor employee social media sites for regulatory compliance; however, case law is emerging that impacts if, and to what extent, employers have the right to access employees (or prospective employees) social media sites as a matter of privacy. Nonetheless, Chandler requests employees, referencing the firm as his or her employer, to fairly and accurately represent the information in their profile as well as to provide Chandler with some form of access, so that employee LinkedIn profiles can be reviewed for compliance in accordance with industry guidelines.
Additional details regarding Social Media and other electronic communications can be found in the firm's Compliance Manual (See the Social Media or Email and Electronic Communications policies).
II.	Use of Personal Sites
Chandler prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the firm.
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COMPLIANCE REPORTING PROCEDURES

Every supervised person shall provide disclosure and periodic reporting of their personal securities holdings, transactions, political contribution activity, any gift or entertainment activity as well as any potential or actual conflicts of interest or outside business activities that may create a conflict.  Such reports and disclosures are collected upon hire and periodically thereafter by the Chief Compliance Officer or designee.
It is the policy of Chandler Asset Management that each supervised person must either disclose their brokerage accounts in the Schwab Compliance Technologies portal (SCT) or arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the firm's Compliance Department. The firm utilizes SCT for collecting, monitoring and periodic affirmations of employee's required disclosures and reporting under this Code of Ethics.
I.	Initial Holdings Report
Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:
●
The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the individual becomes a supervised person;

●
The account name and the name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

●	The date that the report is submitted by the supervised person.
●	The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.
II.	Annual Holdings Report
Every supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.  As long as all supervised person accounts are added into our SCT portal, this report will be automatically handled by the system.  To the extent a supervised person has accounts not disclosed in the SCT portal because they are made up of exempt securities; supervised persons will need to file the report as stated above for each such account manually or by uploading the statements into the SCT portal.
III.	Quarterly Transaction Reports
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, complete a quarterly affirmation in our SCT compliance portal confirming the following information with respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

●
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the reportable security at which the transaction was effected;
●	The name of the broker, dealer or bank with or through whom the transaction was effected; and
●	The date the report is submitted by the supervised person.

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IV.	Exempt Transactions
A supervised person need not submit a report with respect to:
●	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
●	Transactions effected pursuant to an automatic investment plan, e.g. a dividend reinvestment plan;
●
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Chandler holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

V.	Monitoring and Review of Personal Securities Transactions
The Chief Compliance Officer or designee will monitor and review all reports required under the Code for compliance with Chandler's policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of supervised persons regarding personal securities trading.
Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the firm.
Transactions for any accounts of a member of the Compliance Department will be reviewed by a different member of the firm's Compliance Department to ensure independent oversight.
The Chief Compliance Officer shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.
VI.	Quarterly Gifts and Entertainment Report
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly Gifts and Entertainment Report (See the "Gifts and Entertainment" section of the Code for specific requirements) and also log any gifts/entertainment given or received under the "Reportable Events" tab in Pivotal under the contact that was giver or the recipient.
VII.	Political Contributions Report
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly Political Contributions Report to disclose any contributions made by the employee and all family members in their household (i.e., spouse, adult children, parents, siblings). (See the "Political Contributions" section of the Code for specific requirements).
VIII.	Annual Conflicts Report
On an annual basis, every supervised person must complete a Conflicts of Interest Questionnaire. Employees have an ongoing obligation to keep such disclosures current. If at any time, an employee's circumstances change giving rise to a potential or actual conflict, the employee is required to submit an updated questionnaire.
IX.	Education
As appropriate, Chandler will provide employees with periodic training regarding the firm's Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.
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X.	General Sanction Guidelines
It should be emphasized that all required filings and reports under the Firm's Code of Ethics shall be monitored by the CCO or such other individual(s) designated in the Code. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.
These are guidelines only, allowing Chandler to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.
CERTIFICATION

I.	Initial Acknowledgement
All supervised persons will be provided with a copy of the Code and must initially certify via SCT that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.
II.	Acknowledgement of Amendments
All supervised persons shall receive any amendments to the Code and must certify via SCT that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.
III.	Annual Acknowledgement
All supervised persons must annually certify via SCT that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and if applicable (iii) submitted all holdings and transaction reports as required by the Code.
IV.	Further Information
Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.
RECORDS

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:
●	A copy of any Code of Ethics adopted by Chandler Asset Management pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
●	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of the firm;

●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, access persons;
●
A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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WHISTLEBLOWER POLICY

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to Chandler Asset Management's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in the firm's Compliance Manual, and their consistent implementation by all supervised persons of Chandler evidence the firm's unwavering intent to place the interests of clients ahead of self-interest for the firm, our management and staff.
Every employee has a responsibility for knowing and following the firm's policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Chief Compliance Officer has overall supervisory responsibility for the firm.
Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company's policies.
I.	Reporting Potential Misconduct
To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the firm (whether by a supervised person or other party) confidentially and without retaliation.
The firm's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.
Supervised persons may report potential misconduct by submitting a "Report a Violation" form available on the SCT portal. By default, the report will be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Employees also have the ability to submit violations anonymously using the "Anonymous Internal Reporting" form located in S:\Employee Resources\Forms \Compliance.
Reports of violations or suspected violations must be reported to the Chief Compliance Officer or, provided the Chief Compliance Officer also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the Chief Compliance Officer to another member of the firm's senior management.
II.	Responsibility of the Whistleblower
A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the firm's Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.
III.	Handling of Reported Improper Activity
Chandler will take seriously any report regarding a potential violation of firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.
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Chandler Asset Management Code of Ethics	2016

In order to protect the confidentiality of the individual submitting such a report and to enable Chandler to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.
IV.	No Retaliation Policy
It is the firm's policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the Chief Compliance Officer or to another member of the firm's senior management in the event the concern pertains to the Chief Compliance Officer.
REPORTING VIOLATIONS AND SANCTIONS

All supervised persons shall promptly report to the Chief Compliance Officer or designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.
The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.
Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee's employment with the firm.
Violations of this code should be reported using the "Compliance Exception Report", which is located in our SCT portal or the Employees also have access to the "Confidential Reporting Form" also available on the SCT portal. Employees are to complete and submit the form with any necessary documentation to the Chief Compliance Officer within 48 hours of the event, transaction, occurrence, situation or result that you believe may represent an exception or violation of Chandler's policies or procedures.
In conjunction with the firm culture of reporting violations, the firm has also implemented a Whistleblower Policy, which contains safeguards to protect employees reporting a violation of procedures, including anonymous reporting. Employees can submit violations anonymously through the "Confidential Reporting Form" on the SCT portal or the "Anonymous Internal Reporting" form located in S:\Employee Resources\Forms\Compliance.

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